UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2018

1PM INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

333-203276	47-3278534
(Commission File No.)	(IRS Employer Identification No.)

1930 VILLAGE CENTER CIRCLE #3-6189 LAS VEGAS NV 89134

(Address of principal executive offices) (zip code)

(424) 253-9991

(Registrant’s telephone number, including area code)

312 S. Beverly Drive #3104, Beverly Hills, California

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement

To the extent required by Item 1.01 of Form 8-K, the information contained or incorporated in Item 8.01(a) of this Form 8-K is incorporated by reference in this Item 1.01.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

To the extent required by Item 5.03 of Form 8-K, the information contained or incorporated in Item 8.01(a) of this Form 8-K is incorporated by reference in this Item 5.03.

Item 8.01. Other Information

(a)	On January 30, 2018, the Company increased the number of authorized common shares to 6 billion (6,000,000,000). This increase was done as part of a settlement with Vista Capital. The Company agreed to issue 750 million shares with an initial tranche of 260 million issued at execution of the settlement agreement. Vista Capital agreed to release the Company from the outstanding note of $75,300 plus the warrants (approximately 1 billion warrants were outstanding). As a result, the note with Vista Capital has been satisfied in full.

(b)	On January 31, 2018, EMA Financial converted 131,000,000 shares of common stock in exchange for $4,420 plus additional principal of $7,860. The remaining balance on the note is $11,936.

(c)	The Company was retained to facilitate the reverse merger between Naerodynamics, Inc. and Nate’s Essentials. Which was completed. The company was compensated a non-dilutive 9.9% equity stake in the new merged company.

(d)	The Company has been retained by Elder Care Associates to facilitate a reverse merger with Graystone Co., the Company has been retained by AM Entertainment to facilitate a reverse merger, Company has been retained by Vortex Brands to facilitate a reverse merger with Block Chain Energy or a similar company, the Company has begun working on the cleaning up SouthCorp Capital for possible reverse merger, the Company has been retained by Embarr Downs to facilitate a reverse merger as well.

The Company has been engaged by AM Entertainment. The client creates and distributes television programming. The initial project the client is developing is a 24/7 online news channel dedicated to cryptocurrencies.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1PM Industries, Inc.

Dated: February 8, 2018	By:	/s/ Joseph Wade
	Name:	Joseph Wade
	Title:	CEO

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